Consent of Independent Registered Public Accounting Firm
The Board of Directors
Outerwall Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑174638, 333-178323, 333-30985, 333-89975, 333-63108, 333-98297, 333-100870, 333-120547, 333-127293 and 333-147087) on Form S-8 and registration statements (Nos. 333-123326, 333-130000, 333-157552, 333-157553 and 333-183514) on Form S-3 of Outerwall Inc. of our reports dated February 5, 2015, with respect to the consolidated balance sheets of Outerwall Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of Outerwall Inc.
Our report on the consolidated balance sheets of Outerwall Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 refers to a change in the method for amortization of content library costs.
(signed) KPMG LLP
Seattle, Washington
February 5, 2015